Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

II-VI INCORPORATED and II-VI ACQUISITION CO.

and

MARLOW INDUSTRIES, INC. and its SHAREHOLDERS

i

4.25	Government Contracts	26
4.26	Broker and Finder Fees	27
4.27	Transactions with Affiliates	27
4.28	Representations Not Misleading	27

ARTICLE V		27
5.1	Organization	27
5.2	Authority and Enforceability	27
5.3	Non-Contravention	28
5.4	Consents and Approvals	28
5.5	Broker and Finder Fees	28
5.6	Cash and Capital Resources	28

ARTICLE VI		28
6.1	Conduct of Business Prior to the Closing	28
6.2	Access and Investigation	30
6.3	No Negotiation	31
6.4	Notice of Certain Matters	31
6.5	Reasonable Efforts	31
6.6	Public Announcements	31
6.7	Tax Matters	31
6.8	Indebtedness	33
6.9	Marlow Shareholder Approval	33
6.10	Stock Option Plans	33
6.11	Closing Conditions	33
6.12	Further Assistance	33

ARTICLE VII		34
7.1	Conditions of the Obligations of the Acquiring Companies	34
7.2	Conditions of the Obligations of the Sellers	36

ARTICLE VIII		36
8.1	Termination	36
8.2	Effect of Termination	37

ARTICLE IX		37
9.1	Survival	37
9.2	Indemnification by Shareholders	37
9.3	Indemnification by Acquiring Companies	38
9.4	Notice of Claims	38
9.5	Other Indemnification Provisions	39
9.6	Escrow Amount	39
9.7	Deductible	40
9.8	Cap	40

ARTICLE X		40
10.1	Appointment; Acceptance of Appointment	40
10.2	Conclusive Act	41
10.3	Exculpatory Provision	41
10.4	Successor	41

ii

10.5	Survival	41
10.6	Acknowledgement of Bonus Payments	42
10.7	Waivers of Right of First Refusal	42

ARTICLE XI		42
11.1	Notices	42
11.2	Governing Law	43
11.3	Assignment	43
11.4	Severability	43
11.5	Entire Agreement	44
11.6	Execution of Counterparts	44
11.7	Binding Effect	44
11.8	Expenses	44
11.9	Arbitration	44

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT dated as of the 10th day of December 2004,

BY AND AMONG

II-VI INCORPORATED, a Pennsylvania corporation (“II-VI”), and II-VI ACQUISITION CO., a Texas corporation (“Merger Sub”) (collectively referred to as the “Acquiring Companies”),

AND

MARLOW INDUSTRIES, INC., a Texas corporation (“Marlow”), and RAYMOND MARLOW, ELIZABETH MARLOW, THE MARLOW CO., LTD., a Texas limited partnership, MARSHALL J. DOKE, JR., JOHN L. and DEBRA NELSON, DAVID R. and JUDY M. MARLOW, ROBERT D. PECK, GEORGE E. WARE, FRANCES A. MATTINGLY, WILLIAM L. KOLANDER, DWAYNE FRIESEN, JAMES L. and BETTY MATTHEWS, CHRISTIAN H. WITZKE III, JAMES L. BIERSCHENK, MICHAEL D. GILLEY, PAMELA J. JENNETT, DWIGHT A. JOHNSON, HYLAN B. LYON, JR., LEONARD J. RECINE, PETER B. TOWNSEND, BARRY E. NICKERSON, JEFFREY W. SHARP and STANLEY W. THOMAS (collectively, the “Shareholders”) (Marlow and the Shareholders are hereinafter sometimes referred to collectively as the “Sellers”).

W I T N E S S E T H:

WHEREAS, Marlow and its Subsidiaries (as defined below) are engaged in the design, development, manufacture and sale of products utilizing thermoelectric technology (the “Business”);

WHEREAS, II-VI is interested in acquiring Marlow;

WHEREAS, Merger Sub is a wholly owned subsidiary of II-VI; and

WHEREAS, the respective boards of directors of II-VI, Merger Sub and Marlow have approved the acquisition of Marlow by Merger Sub through a merger (the “Merger”) and deem it advisable and in the best interests of their respective shareholders to consummate the Merger of Merger Sub with and into Marlow on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:

“Accounts Receivable” shall have the meaning set forth in Section 4.23.

“Adjusted Working Capital” shall have the meaning set forth in Section 3.7(a).

“Adjusted Working Capital Decrease” shall have the meaning set forth in Section 3.7(c).

“Adjusted Working Capital Escrow Balance” means $500,000 less the amount of the Adjusted Working Capital Decrease, if any, paid from the Escrow Amount; provided, however, that the Adjusted Working Capital Escrow Balance shall not be less than zero.

“Adjusted Working Capital Increase” shall have the meaning set forth in Section 3.7(d).

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party. For the purpose of this definition, the term “control” with respect to a Person that is not a natural person means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of more than fifty percent (50%) of a class of voting securities, by Contract or otherwise.

“Articles of Merger” means the Articles of Merger delivered to the Texas Secretary of State pursuant to Article 5.04 of the Texas Act.

“Base Amount” shall have the meaning set forth in Section 3.7(c).

“Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA), bonus, incentive, deferred compensation, stock or stock option plans or arrangements, severance, change-in-control and other employee fringe benefit plans or arrangements, whether oral or written, under which any employee or former employee of Marlow or any Subsidiary has any present or future right to benefits or under which Marlow or any Subsidiary has any liability for present or future payment of benefits.

“Cash Equivalent Transfer” shall have the meaning set forth in Section 3.2(a)(ii).

“Certificates” shall have the meaning set forth in Section 3.3.

“Closing” shall have the meaning set forth in Section 2.1(b).

“Closing Compensation Liabilities” means the compensation paid to various employees of Marlow as of the date of Closing in accordance with the bonus program described in a certificate delivered to the Acquiring Companies on the date of this Agreement, which bonus program shall be acceptable to the Acquiring Companies.

“Closing Date” shall have the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means, with respect to any Person, any arrangement, agreement, indenture, undertaking, debt instrument, loan, mortgage, letter of credit, instrument, lease, understanding or other commitment, oral or written, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Copyrights” means all copyrights, copyrightable works, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing thereby.

“Deferred Acquisition Costs” means the amount owed by Marlow to Locke Liddell in connection with an unsuccessful sale of Marlow and which is set forth as a current liability of Marlow in the Financial Statements.

“Dissenting Holder” shall have the meaning set forth in Section 3.6(a).

“Dissenting Shares” means any shares of Marlow Stock for which the shareholder has asserted dissenters rights under the provisions of Section 5.12 of the Texas Act and who has performed every act required up to the time involved for the assertion of those rights.

“Domestic Bank Account Funds” shall have the meaning set forth in Section 3.2(a)(i).

“Effective Time” shall have the meaning set forth in Section 2.1(c).

“Environmental Condition” shall have the meaning set forth in Section 4.15(a).

“Environmental Escrow Deposit” shall have the meaning set forth in Section 9.6(a).

“Environmental Law” means any Law relating in any way to the protection of the environment or natural resources, pollution, human health or safety or the use, treatment, storage, disposal, arrangement for disposal, transportation, reclamation, management, handling or release or threat of release of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means J.P. Morgan Trust Company, National Association.

“Escrow Agreement” shall have the meaning set forth in Section 3.2(d).

“Escrow Amount” shall have the meaning set forth in Section 3.2(d).

“Escrow Share Amount” means the amount, if any, distributed to the holders of Marlow Stock on a per share basis in accordance with the terms of the Escrow Agreement.

“Exhibits” means the exhibits which are attached hereto and which are incorporated herein by reference.

“Financial Statements” shall have the meaning set forth in Section 4.8.

“GAAP” means generally accepted accounting principles accepted in the United States of America as in effect from time to time.

“General Escrow Deposit” shall have the meaning set forth in Section 9.6(b).

“Governmental Authority” means any court, commission, regulatory agency, administrative agency, self-regulatory organization or any other federal, state or local governmental authority or instrumentality.

“Hazardous Substances” means any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, toxic or hazardous substances.

“Indemnitee” shall have the meaning set forth in Section 9.4.

“Indemnitor” shall have the meaning set forth in Section 9.4.

“Initial Consideration” shall have the meaning set forth in Section 3.1.

“International Bank Account Funds” shall have the meaning set forth in Section 3.2(a)(ii).

“IRS” means the Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Authority.

“Knowledge” means (i) with respect to an individual, the knowledge of the individual after making such diligent inquiry as may be reasonable under the circumstances; and (ii) with respect to Marlow or any of its Subsidiaries, the knowledge of the following executive officers and directors of Marlow and its Subsidiaries after making such diligent inquiry as may be reasonable under the circumstances: Raymond Marlow, Robert D. Peck, Barry E. Nickerson, Hylon B. Lyon, David Marlow, Pamela J. Jennett, Kevin MacGibbon, Jack Hunt and Pete Townsend.

“Known Environmental Condition” shall have the meaning set forth in the Remediation Agreement.

“Law” means any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leased Personal Property” means the personal property leased by Marlow or any of its Subsidiaries and set forth on Schedule 4.18(a).

“Leased Real Property” means the real property leased by Marlow or any of its Subsidiaries and set forth on Schedule 4.18(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Locke Liddell” means Locke Liddell & Sapp LLP.

“Marlow Cash” means (i) the cash and cash equivalents of Marlow as of the close of business on November 28, 2004, and (ii) any proceeds received from the exercise of Marlow Stock Options and the cash received from the repayment of the Raymond Marlow Debt at or prior to the Closing.

“Marlow Closing Expenditures” shall have the meaning set forth in Section 3.2(a)(i).

“Marlow Debt” means the amounts due and payable, including principal, interest and any satisfaction fees or expenses, under the following: (i) the Equipment Note dated July 11, 2000 between Marlow and Bank One Leasing Corporation; (ii) the Equipment Note dated December 28, 2000 between Marlow and Bank One Leasing Corporation; (iii) the Equipment Note dated July 13, 2001 between Marlow and Bank One Leasing Corporation; (iv) the Equipment Note dated December 10, 2001 between Marlow and Bank One Leasing Corporation; (v) the Note dated May 30, 2002 between Marlow and National Machine Tool Financial Corporation (as assigned to TCF Leasing, Inc. on or about June 12, 2002); (vi) the Note dated July 3, 2002 between Marlow and National Machine Tool Financial Corporation (as assigned to TCF Leasing, Inc. on or about September 9, 2002); (vii) the Credit Agreement dated August 30, 2002 between Marlow and Bank One, N.A., as amended by the Amendment to Credit Agreement by and between Marlow and Bank One, N.A. dated June 15, 2003, and the Second Amendment to Credit Agreement by and between Marlow and Bank One, N.A. dated June 30, 2004; and (viii) any other long term debt and other long term liabilities, including interest, fees, premiums and penalties, if any, outstanding immediately prior to the Closing Date.

“Marlow Stock” means the common stock of Marlow.

“Marlow Stock Option Plans” mean (i) the 1988 Employee Stock Option Plan of Marlow; (ii) the 1999 Employee Stock Option Plan of Marlow; (iii) the 1988 Board Stock Option Plan of Marlow; and (iv) the 1999 Board Stock Option Plan of Marlow.

“Marlow Stock Options” mean any Rights granted under or pursuant to a Marlow Stock Option Plan.

“Marlow Tax Benefit” means an amount equal to 50% of the excess of the deemed tax benefit from the payment of the Closing Compensation Liabilities over the payroll and other similar taxes incurred by Marlow in connection with the payment of such amount. The deemed tax benefit, will be equal to 34% of the Closing Compensation Liabilities.

“Marlow Transaction Expenses” means the obligations of Marlow in connection with the negotiation and delivery of this Agreement and the consummation of the transactions contemplated herein, including the fees of the Seller’s Broker, excluding any such amounts paid prior to the Closing Date.

“Material Adverse Effect” means (i) with respect to Marlow, any effect that, individually or in the aggregate, is both material and adverse to the financial condition, results of operations, assets or business of Marlow and its Subsidiaries, or (ii) a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

“Material Contract” shall mean the following Contracts to which Marlow or any of its Subsidiaries is a party or otherwise bound or to which their assets or properties may be affected:

(i) each Contract which involves the performance of services or delivery of goods or materials to Marlow or any Subsidiary of an amount or value in excess of $50,000;

(ii) each Contract not entered into in the ordinary course of business and that involves expenditures or receipts of Marlow or any Subsidiary in excess of $50,000;

(iii) each Contract affecting the ownership of, leasing of, title to, use of, or any fee title, leasehold or other interest in, any real or personal property;

(iv) each Contract with respect to Proprietary Rights, including license agreements and agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Proprietary Rights;

(v) each collective bargaining agreement and any other Contract to or with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership, and other any Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Marlow or any Subsidiary with any other Person;

(vii) each Contract containing covenants that in any way purport to restrict the business activity of Marlow or any Subsidiary or limit the freedom of Marlow or any Subsidiary to engage in any line of business or to compete with any Person;

(viii) each Contract providing for payments to or by any person or entity based on sales, purchases, or profits, other than direct payments for goods;

(ix) each power of attorney of Marlow or any Subsidiary that is currently effective and outstanding;

(x) each Contract for capital expenditures in excess of $50,000;

(xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Marlow or any Subsidiary other than those in the ordinary course of business;

(xii) each Contract with a Governmental Authority;

(xiii) each Benefit Plan; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

“Merger” has the meaning set forth in the Preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.1.

“Merger Sub” means II-VI Acquisition Co., a Texas corporation.

“Miscellaneous Expense Fund” shall have the meaning set forth in Section 3.7(a)(13).

“Necessary Consents” means the consents or approvals set forth on Schedule 4.5, 4.6 and 4.20.

“Negotiated Deferred Acquisition Costs” means the amount of $500,000.

“Net Initial Consideration” shall have the meaning set forth in Section 3.2(b).

“Parties” means II-VI, Merger Sub, Marlow and the Shareholders.

“Party” means any one of the Parties.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

“Patents” shall mean the Issued Patents and the Patent Applications.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or a subdivision thereof or a governmental agency.

“Plan Sponsor” means CitiStreet Associates, L.L.C.

“Pre-Closing Period” means all tax periods the last day of which ends on or prior to November 28, 2004.

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, processes, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

“Raymond Marlow Debt” means the amount of indebtedness of Raymond Marlow to Marlow, including principal and interest, in the amount of $186,770 which is set forth as a non-current asset of Marlow in the Financial Statements.

“Real Property” shall have the meaning set forth in Section 4.17.

“Remediation” shall have the meaning set forth in the Remediation Agreement.

“Remediation Agreement” shall mean the agreement set forth as Exhibit “G”.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sellers” mean Marlow and the Shareholders.

“Seller’s Broker” shall have the meaning set forth in Section 4.26.

“Schedules” means the disclosure schedules attached hereto which are incorporated herein by reference.

“Several” or “Severally” or similar terms shall mean, with respect to any applicable obligation, that such obligation is limited as to each Person so obligated in the proportion by which such Person’s shares of Marlow Stock immediately prior to the Effective Time bears to the total number of outstanding shares of Marlow Stock immediately prior to the Effective Time. For example, if a Shareholder holds 10% of the outstanding Marlow Stock immediately prior to the Effective Time, such Shareholder’s liability with respect to a $100,000 obligation of the Shareholders that is Several would be $10,000.

“Shareholder Representative” shall mean Raymond Marlow and, in his absence, resignation, or lack of competence, Elizabeth Marlow and, in the absence, resignation or lack of competence of both the foregoing Persons, then David Marlow; provided, however, that any such Person may resign as Shareholder Representative by delivering a notice of resignation to II-VI and the Shareholders.

“Shareholders” shall mean those individuals set forth in the Preamble and being the holders of all of the issued and outstanding shares of Marlow Stock as of the date of this Agreement.

“Statement of Adjusted Working Capital” shall have the meaning set forth in Section 3.7(a).

“Stock Option Exercise Funds” shall have the meaning set forth in Section 3.2(a)(ii).

“Stock Repurchase Agreement” shall mean the Stock Repurchase Agreement between Marlow and Elizabeth Griot Peterson relating to the purchase by Marlow of the shares of Marlow Stock owned by Ms. Peterson.

“Subsidiary” or “Subsidiaries” of a Person means any corporation or other entity, the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body.

“Surviving Corporation” means Marlow after consummation of the Merger.

“Tax Return” shall have the meaning set forth in Section 4.12.

“Taxes” means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

“Texas Act” shall mean the Texas Business Corporations Act.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” means all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registrations has been obtained.

1.2 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever this Agreement shall require a Party to take an action, such requirement shall be deemed to constitute an undertaking by such Party to cause its Subsidiaries, and to use commercially reasonable efforts to cause its other Affiliates, to take appropriate action in connection therewith. The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Marlow in accordance with the Texas Act, whereupon the separate existence of Merger Sub shall cease, and Marlow shall continue as the Surviving Corporation. The corporate existence of the Surviving Corporation shall continue unimpaired and unaffected by the Merger.

(b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on December 10, 2004, except as may be otherwise extended pursuant to this Section 2.1(b) or Section 6.2(b) below (the “Closing Date”), at the offices of Sherrard, German & Kelly, P.C. 28th Floor, Two PNC Plaza, Pittsburgh, PA 15222, or at such other time, date or place as agreed to in writing by the parties hereto. In the event the Closing does not occur on the Closing Date, then either Party may declare time to be of the essence by giving written notice to the other Parties. The notice will state that time is of the essence and fix the date of Closing, including the time, date and place of the Closing. The date fixed may not be earlier than fifteen (15) days or later than thirty (30) days following the effective date of the notice.

(c) Upon the Closing, Merger Sub and Marlow will file the Articles of Merger with the Secretary of State of the State of Texas and make all other filings or recordings required by the Texas Act in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Texas or at such later time as mutually agreed by II-VI, Merger Sub and Marlow and specified in the Articles of Merger (the “Effective Time”).

(d) Except as expressly set forth in Article II and Article III hereof, the Merger shall have the effects set forth in Section 5.06 of the Texas Act with all right, title and interest to all real estate and other property owned by Marlow or Merger Sub being vested in, and all liabilities and obligations of Marlow or Merger Sub being allocated to, the Surviving Corporation.

2.2 Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Merger Sub at the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable Law, except that the name of the Surviving Corporation shall be Marlow Industries, Inc.

2.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Texas Act and the articles of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

CONSIDERATION; CONVERSION OF SHARES

3.1 Merger Consideration. Upon the terms and subject to the conditions of this Agreement, the total consideration payable by II-VI in exchange for the surrender of all of the issued and outstanding shares of Marlow Stock and Rights, if any, as of the Effective Time shall be (in addition to any Adjusted Working Capital Increase) Thirty Million Eight Hundred Fifty Thousand Dollars and No/100 ($30,850,000), which shall be allocated among the holders of Marlow Stock and Rights as follows: each share of Marlow Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares and Dissenter Shares, if any) shall become and be converted at the Effective Time into the right to receive:

(i) an amount equal to the Net Initial Consideration;

(ii) the Adjusted Working Capital Increase, if any; and

(iii) the Escrow Share Amount, not to exceed $4.035 per share.

The Initial Consideration, the Adjusted Working Capital Increase and the Escrow Share Amount shall collectively be referred to herein as the “Merger Consideration”. Notwithstanding anything to the contrary in this Section 3.1, the right to Merger Consideration shall be subject to the Adjusted Working Capital Decrease, if any, pursuant to Section 3.7.

3.2 Payment of Merger Consideration. The aggregate Merger Consideration shall be payable as follows:

(a) Application of Funds Prior to Payment of Initial Consideration.

(i) Marlow will use cash available in its domestic bank accounts at Closing (“Domestic Bank Account Funds”) to satisfy Marlow Debt, Closing Compensation Liabilities, Marlow Transaction Expenses and the Negotiated Deferred Acquisition Costs and the amounts payable by the Company pursuant to the Stock Repurchase Agreement (together, the “Marlow Closing Expenditures”) until all Domestic Bank Account Funds are fully depleted in partial satisfaction of the Marlow Closing Expenditures.

(ii) II-VI will furnish additional cash to Marlow’s domestic bank accounts at Closing equivalent to the amount of cash in Marlow’s international bank accounts on November 28, 2004 (“International Bank Account Funds”), as well as additional cash equivalent to all checks received by Marlow for the exercise of options immediately prior to Closing (the “Stock Option Exercise Funds”), and Marlow will use the International Bank Account Funds and Stock Option Exercise Funds (collectively, the “Cash Equivalent Transfer”) to satisfy the Marlow Closing Expenditures to the full extent of the Cash Equivalent Transfer.

(iii) After the expenditure by Marlow of the Domestic Bank Account Funds and the Cash Equivalent Transfer, the unsatisfied amount of the Marlow Closing Expenditures remaining will be deducted from the Initial Consideration, as set forth below.

(b) Initial Consideration. An amount equal to $27,807,500 (the “Initial Consideration”) shall be delivered by II-VI and applied as follows:

(i) an amount equal to the Marlow Closing Expenditures remaining after the application of funds as set forth in Section 3.2(a) shall be applied to the satisfaction in full of such remaining Marlow Closing Expenditures; and

(ii) the balance of the Initial Consideration (on a per share basis, the “Net Initial Consideration”) shall be paid to the holders of the Marlow Stock entitled to the Merger Consideration in immediately available funds in accordance with Section 3.3.

(c) Adjusted Working Capital Increase. II-VI shall pay the aggregate Adjusted Working Capital Increase, if any, in immediately available funds in accordance with Section 3.7(d) of this Agreement.

(d) Escrow Amount. At Closing, II-VI shall pay the amount of Three Million Forty-Two Thousand Five Hundred Dollars ($3,042,500) (the “Escrow Amount”) in immediately available funds to the Escrow Agent to hold in escrow in accordance with Section 9.6 of this Agreement and with the terms and conditions of the escrow agreement attached hereto as Exhibit “A” (the “Escrow Agreement”).

3.3 Surrender and Exchange of Certificates. At the Closing, each holder of a certificate representing outstanding shares of Marlow Stock (the “Certificates”) shall surrender to II-VI the Certificates, duly endorsed in blank or in a form appropriate for transfer, in exchange for the Net Initial Consideration for each share of Marlow Stock. After the Closing Date and until the Certificates are properly surrendered, each Certificate shall represent only a right to receive the Merger Consideration, subject to the adjustments herein, without interest.

3.4 Shares of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one share of common stock of the Surviving Corporation.

3.5 No Further Ownership Rights. The Merger Consideration paid in exchange for the Marlow Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Marlow Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Marlow Stock that were outstanding immediately prior to the Closing Date. Each share of Marlow Stock held as treasury stock immediately prior to the Closing Date shall be canceled and retired at the Closing Date and no Merger Consideration shall be issued in exchange for such treasury shares.

3.6 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Marlow Stock held by a person who has perfected his right to dissent in accordance with the Texas Act (a “Dissenting Holder”) and as of the Effective Time has neither effectively withdrawn nor lost the right to dissent, shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 3.1 but such Dissenting Holder shall be entitled only to such rights granted by the Texas Act.

(b) Notwithstanding the provisions of Section 3.6(a), if any Dissenting Holder shall withdraw or lose the dissenter rights, then as of the Closing Date or the occurrence of the withdrawal or loss of dissenter rights, whichever occurs later, such shares of Marlow Stock automatically shall be converted into and represent only the right to receive Merger Consideration as provided in this Article III, without interest, upon surrender of the Certificate representing such shares.

(c) Sellers shall give the Acquiring Companies: (i) prompt notice of any written demands for dissenter rights, or withdrawals of such demands, and any other related instruments served pursuant to the Texas Act, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for dissenter rights under the Texas Act. Marlow shall not voluntarily make any payment with respect to any demands for dissenter rights and shall not, except with the prior written consent of the Acquiring Companies, settle or offer to settle any such demands.

3.7 Post-Closing Adjustment. The parties agree that the aggregate Merger Consideration shall be adjusted as follows:

(a) Within thirty (30) days after the Closing, II-VI shall prepare a statement (the “Statement of Adjusted Working Capital”) of the Adjusted Working Capital of Marlow as of the close of business on November 28, 2004. The Sellers agree to cooperate and assist II-VI in the preparation of the statement upon the request of II-VI. For purposes of this Agreement, “Adjusted Working Capital” shall mean the current assets less current liabilities of Marlow as of the close of business on November 28, 2004 subject to the following adjustments:

1. The Marlow Cash shall be excluded to the extent it is distributed to the Shareholders or used to pay any of the Marlow Closing Expenditures (but included to the extent not distributed, or included as a negative to the extent the distribution of cash other than cash from the Initial Consideration exceeds the Marlow Cash); provided, in no event shall the International Bank Account Funds or the Stock Option Exercise Funds be included in the calculation of Adjusted Working Capital;

2. All Marlow Debt shall be excluded.

3. Deferred income taxes shall be calculated without giving effect to any payroll or income tax increase or tax liability decrease resulting from the payment of the Closing Compensation Liabilities or the exercise of the Marlow Stock Options;

4. Accrued salaries and wages, other accrued liabilities (including any payroll taxes) and current income taxes shall be calculated without giving effect to any payroll or income tax increase or tax liability resulting from the payment of the Closing Compensation Liabilities or the exercise of the Marlow Stock Options;

5. Notwithstanding the payment of Deferred Acquisition Costs immediately prior to or concurrently with Closing, current assets shall include deferred acquisition costs of $75,000 and current liabilities shall include Deferred Acquisition Costs in the amount of $1,113,772;

6. Current liabilities shall not include any increase in current income taxes as a result of the payment of the Deferred Acquisition Costs;

7. Adjusted Working Capital shall be increased by the Marlow Tax Benefit;

8. Adjusted Working Capital shall be increased by an amount equal to 50% of the excess of the Deferred Acquisition Costs over the Negotiated Deferred Acquisition Costs; and

9. Adjusted Working Capital shall be decreased by the amount of the Raymond Marlow Debt.

10. If the amount of International Bank Account Funds exceeds $769,282, the Adjusted Working Capital shall be increased by the amount of the International Bank Account Funds minus $769,282. If the amount of International Bank Account Funds is less than $769,282, the Adjusted Working Capital shall be decreased by $769,282 minus the amount of the International Bank Account Funds.

11. Adjusted Working Capital shall be decreased by the amount of the Stock Option Exercise Funds which are dishonored or returned for insufficient funds.

12. Adjusted Working Capital shall be decreased by the amount of any Marlow Closing Expenditures required to be paid hereunder which are not paid at Closing in accordance with the terms of this Agreement.

13. The parties acknowledge that at Closing the amount of $130,000 is being paid from the Initial Consideration to Marlow for payment of miscellaneous Marlow Transaction Expenses, including the environmental consultant of the Sellers, legal fees of Baker Botts, L.L.P., the premium payment for the tail insurance required pursuant to this Agreement, and other miscellaneous expenses (the “Miscellaneous Expense Fund”). Adjusted Working Capital shall be increased by the amount of the Miscellaneous Expense Fund remaining on the date of determination of the Adjusted Working Capital. In no event shall II-VI or the Surviving Corporation be liable for any miscellaneous Marlow Transactional Expenses in excess of the Miscellaneous Expense Fund or any costs or expenses of the Shareholders for any post-Closing matters.

Except for the adjustment set forth in this Section 3.7(a), the Statement of Adjusted Working Capital shall be calculated in the same manner and using the same methods as the calculation of adjusted working capital dated August 1, 2004, a copy of which is attached as Exhibit “B” for purposes of example. Notwithstanding the actual date of Closing, for purposes of the Statement of Adjusted Working Capital, the exercise of the Marlow Stock Options and payment of the Closing Compensation Liabilities shall be deemed to be made as of the close of business of November 28, 2004. The Sellers covenant and agree that the International Bank

Account Funds and the Stock Option Exercise Funds shall not be distributed or used to pay Marlow Closing Expenditures and shall be available as cash or cash equivalents to the Surviving Corporation immediately following the Closing.

(b) II-VI shall give the Shareholder Representative notice of the Statement of Adjusted Working Capital and the Shareholder Representative shall have fifteen (15) days after notice of the Statement of Adjusted Working Capital to object in writing. If the Shareholder Representative objects to the Statement of Adjusted Working Capital, the written objection must specify the disputed items or amounts. II-VI and the Shareholder Representative shall use their good faith efforts to reach agreement on the disputed items or amounts in order to determine Adjusted Working Capital. If II-VI and the Shareholder Representative have not reached an agreement within fifteen (15) days of the objection notice from the Shareholder Representative, either Person may submit the dispute to arbitration in accordance with Section 11.9 of this Agreement. The determination of Adjusted Working Capital rendered by arbitration shall be final and binding upon the Parties.

(c) If the Adjusted Working Capital of Marlow is less than Four Million Two Hundred Ten Thousand Three Hundred Forty-Seven Dollars ($4,210,347) (the “Base Amount”), the aggregate Merger Consideration shall be reduced by the difference between the Base Amount and the Adjusted Working Capital (the “Adjusted Working Capital Decrease”). Any Adjusted Working Capital Decrease shall be paid to II-VI within ten (10) business days of the final determination of Adjusted Working Capital from the Escrow Amount. Notwithstanding the forgoing, in the event that the Adjusted Working Capital Decrease exceeds $500,000, II-VI at its option shall be paid such excess from the Escrow Amount or shall have a direct claim against the Shareholders for the amount of Adjusted Working Capital Decrease exceeding $500,000.

(d) If the Adjusted Working Capital of Marlow is greater than the Base Amount, the aggregate Merger Consideration shall be increased by the difference between the Adjusted Working Capital and the Base Amount (on a per share basis, the “Adjusted Working Capital Increase”). In such event, within twenty business (20) days of the final determination of Adjusted Working Capital II-VI shall pay to the Shareholder Representative for the benefit of the holders of shares of Marlow Stock entitled to Net Initial Consideration an amount equal to the Adjusted Working Capital Increase for each share of Marlow Stock held by such holder.

3.8 Withholding Rights. II-VI shall be entitled to deduct and withhold from the Merger Consideration any amounts it is required to deduct and withhold with respect to the making of such payment under any Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority, the deducted and withheld amounts shall be treated for purposes of this Agreement as having been paid to such holder of Marlow Stock for which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of Marlow (prior to the Effective Time) and the Shareholders hereby represent and warrant to the Acquiring Companies, which representation and warranty shall be Several as among the Shareholders, as follows:

4.1 Organization and Qualification. Marlow is a corporation duly organized, validly existing and in good standing in the State of Texas and has all requisite power and authority to own and operate the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use. Marlow is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2 Authority and Enforceability.

(a) Marlow has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject only to the approval of the requisite number of holders of Marlow Stock, the execution and delivery by Marlow of this Agreement and the consummation by Marlow of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Marlow. This Agreement constitutes a valid and binding obligation of Marlow, enforceable against it in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, or (ii) general principles of equity.

(b) Each Shareholder has the requisite power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder. This Agreement constitutes a valid and binding obligation of each Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, or (ii) general principles of equity.

4.3 Capitalization. The authorized capital stock of Marlow consists of 1,000,000 shares of common stock, par value $0.10 per share, of which 753,900 shares are issued and outstanding as of the date of this Agreement. Schedule 4.3 sets forth a true and correct list of (i) all issued and outstanding shares of Marlow Stock as of the date of this Agreement including the name and current address of the holder of such Marlow Stock and the number of shares of Marlow Stock held by such Person, and (ii) all shares of Marlow Stock which are issuable and reserved for issuance upon the exercise of Marlow Stock Options or other Rights as of the date of this Agreement including the name and current address of the holder of Marlow Stock Options or other Rights and the exercise price of Marlow Stock Options or other Rights. No Marlow Stock is held in the treasury of Marlow. All issued and outstanding shares of Marlow Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to or issued in violation of any preemptive rights. Except as set forth on Schedule 4.3, there are no shares of Marlow Stock authorized or reserved for issuance and Marlow does not have any Rights outstanding with respect to its capital stock, and Marlow does not have any commitments to authorize, issue or sell any of its capital stock or Rights, except pursuant to this Agreement. Each Shareholder owns and has good and valid title to the Marlow Stock which the Shareholder purports to own free and clear of all Liens.

4.4 Subsidiaries.

(a) Schedule 4.4(a) sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization and the principal place of business of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) where appropriate, the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Except as set forth on Schedule 4.4(b), (i) no equity securities of any Subsidiary of Marlow are or may become required to be issued (other than to Marlow or its Subsidiaries) by reason of any Rights, (ii) there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Marlow or its Subsidiaries), (iii) there are no Contracts relating to Marlow’s rights to vote or to dispose of such securities (other than to Marlow or its Subsidiaries), and (iv) all the equity securities of each Subsidiary held by Marlow or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.

(c) Marlow has set forth on Schedule 4.4(c) a list of all equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind owned beneficially, directly or indirectly by it and Marlow has provided to the Acquiring Companies all material information or agreements pertaining to such interests.

(d) Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

4.5 Consents and Approvals. Except as set forth on Schedule 4.5 and except for the Articles of Merger to be filed with the State of Texas, the execution, delivery, or performance by Sellers of this Agreement, and the consummation of the Merger and the transactions contemplated herein by Sellers, do not require the consent or approval of, or registration or filing with, (i) any Governmental Authority; or (ii) any other Person.

4.6 Non-Contravention. Except as set forth on Schedule 4.6, the execution and delivery by Marlow of this Agreement and the consummation by Marlow of the transactions contemplated hereby will not (i) conflict with or violate any provision of the articles of incorporation or bylaws of Marlow or the articles of incorporation, charter, bylaws or other organizational document of any Subsidiary, (ii) conflict with, result in a breach of, constitute

(with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract or instrument to which Marlow or any Subsidiary is a party or by which Marlow or any Subsidiary is bound or to which its properties or assets are subject, (iii) result in the imposition of any Lien on any asset of Marlow or any Subsidiary, or (iv) violate any Law.

4.7 Stock and Minute Books. The books of account, minute books, stock books, and other records of Marlow and its Subsidiaries, all of which have been made available to the Acquiring Companies, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Marlow and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Marlow and its Subsidiaries. At the Closing, all of those books and records will be in the possession of Marlow.

4.8 Financial Statements. Marlow has provided to the Acquiring Companies true and correct copies of its audited consolidated financial statements for the fiscal years ended January 27, 2002, January 26, 2003 and February 1, 2004, and unaudited statements of operations and balance sheet as of August 1, 2004 for Marlow and the Subsidiaries (collectively, the “Financial Statements”). The Financial Statements: (i) were prepared in accordance with GAAP, subject to normal year-end adjustments and the addition of footnotes and other presentation items in the case of the unaudited statements; (ii) are consistent with each other; (iii) are true, correct and complete; and (iv) present fairly and accurately the financial position, assets and liabilities and results of operation of Marlow and its Subsidiaries as of the dates and periods indicated thereon.

4.9 Absence of Certain Changes or Events. Since August 1, 2004, and except as set forth on Schedule 4.9, Marlow and the Subsidiaries have conducted their Business in the ordinary course consistent with past practices and there have not been:

(i) any event, fact or circumstance that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Marlow or any of its Subsidiaries;

(ii) any material damage, destruction or casualty loss, whether covered by insurance or not, affecting the Business or the assets and property of the Business;

(iii) except in the ordinary course, (a) any increase in the rate or terms of compensation payable or to become payable by Marlow to its directors, officers or employees, or (b) any increase in the rate or terms of any bonus, insurance, Benefit Plan, payment or arrangement made to, for or with any such directors, officers or employees;

(iv) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by Marlow or any of its Subsidiaries in excess of $50,000;

(v) any change in the articles of incorporation or bylaws of Marlow or any of its Subsidiaries;

(vi) any declaration or payment of distributions or payment of dividends with respect to Marlow Stock or the capital stock of any of its Subsidiaries or the redemption or repurchase of any such shares;

(vii) any material liability incurred except in the ordinary course;

(viii) any creation or occurrence of any Lien on any of the assets or properties of Marlow or any of its Subsidiaries;

(ix) any change in accounting policies or practices by Marlow or any of its Subsidiaries;

(x) any entry into an agreement to assume, guarantee, endorse or become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other Person;

(xi) any loans made or forgive, or advances or capital contributions to, or investments in, any other Person;

(xii) any (a) modification, amendment or termination of any of the Material Contracts; (b) waiver, release or assignment of any rights that are material to Marlow or any Subsidiary or the Business; or (c) cancellation, expiration or lapse of any insurance policy naming it as a beneficiary or loss payee unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

(xiii) any commitment to do any of the foregoing.

4.10 No Undisclosed Liabilities. Except as set forth on Schedule 4.10, Marlow and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, or to the Knowledge of Sellers, contingent, unasserted or otherwise) except (i) as reflected or reserved against in the Financial Statements, (ii) commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice, or (iii) commitments and obligations made pursuant to this Agreement.

4.11 Litigation. Except as set forth in Schedule 4.11, (i) there are no pending, and to the Knowledge of Sellers, threatened actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations against (a) Marlow, its Subsidiaries or any of its respective properties, assets or the Business, (b) any current or former director or officer of Marlow or any Subsidiary (in their capacity as such), or (c) any other Person whom Marlow or any Subsidiary has agreed to indemnify; and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any Person or Governmental Authority against Marlow, its Subsidiaries, any of their respective properties, assets or the Business, or any officer or director of Marlow or its Subsidiaries (in their capacity as such).

4.12 Taxes. Except as set forth on Schedule 4.12: (i) All returns, declarations, reports, information returns, estimates and statements required to be filed on or before the Effective Time under federal, state, local or any foreign tax laws (“Tax Returns”) with respect to Marlow or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; (iii) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Knowledge of Sellers, has been threatened; (iv) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Marlow or any of its Subsidiaries have been paid in full; (v) no waivers of statute of limitations have been given by or requested with respect to any Taxes of Marlow or its Subsidiaries; (vi) Marlow and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which Marlow was the common parent); (vii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Marlow or any of its Subsidiaries; (viii) Marlow and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (ix) Marlow and its Subsidiaries have withheld and paid all material Taxes that they are required to withhold from compensation income of their employees; (x) Marlow has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii); and (xi) Marlow and its Subsidiaries have not made and are not obligated to make a payment that would not be deductible by reason of Code Section 280G, including but not limited to the Closing Compensation Liabilities.

4.13 Benefit Plans.

(a) Schedule 4.13, together with a Certificate delivered herewith, sets forth a list of all Benefit Plans under which any employee or former employee of Marlow or any Subsidiary has any present or future right to benefits or under which Marlow or any Subsidiary has any liability for present or future payment of benefits.

(b) As applicable with respect to each Benefit Plan, Marlow has delivered to II-VI true, correct and complete copies of (i) each current Benefit Plan document, including any amendments, (ii) all trust documents and custodial agreements relating thereto, (iii) any summary plan description provided under a Benefit Plan, (iv) the most recent annual report (Form 5500 and all schedules thereto) filed with the IRS, (v) any audited financial statements and, if any, actuarial valuation reports for the most recent fiscal year, (vi) the most recent IRS opinion letter issued to the Plan Sponsor and, if any, (vii) the most recent actuarial valuation report.

(c) Except as set forth on Schedule 4.13:

(i) Each Benefit Plan has been maintained, operated and administered in full compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other applicable Laws.

(ii) No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “defined benefit plan” within the meaning of Section 3(35) of ERISA. Neither Marlow nor any Subsidiary has contributed to, or withdrawn from, any “multiemployer plan” or has any fixed or contingent liability under Section 4204 of ERISA. There is no Person which, together with Marlow or any Subsidiary of Marlow, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(iii) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) are an adoption of a prototype plan for which the Plan Sponsor has received a determination letter from the IRS regarding the form of plan document upon which Marlow is entitled to rely, and to the Knowledge of the Sellers, nothing has occurred which would cause the loss of such qualification.

(iv) Neither Marlow nor any Subsidiary of Marlow or any other Person has engaged in a prohibited transaction, as defined under Section 4975 of the Code or Sections 406 of ERISA, which could subject Marlow or any Subsidiary to any material taxes, penalties or other liabilities under Section 4975 of the Code or Sections 409 or 502(i) of ERISA.

(v) No Benefit Plan is a pension benefit plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(vi) Each Benefit Plan that is a “group health plan” within the meaning of ERISA Section 607(1) and that is subject to Code Section 4980B has been operated in compliance in all material respects with the continuation coverage requirements of those provisions.

(vii) No Benefit Plan provides death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by law, or (ii) benefits under a Benefit Plan qualified under Code Section 401(a).

(viii) With respect to any Benefit Plan, no actions, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened.

4.14 Compliance with Laws.

(a) Except for the Known Environmental Condition, neither Marlow nor any Subsidiary is in violation of any Law. Except as set forth on Schedule 4.14, neither Marlow or any Subsidiary has violated any Law.

(b) Each of Marlow and the Subsidiaries has all material permits, licenses, approvals, authorizations of and registrations with and under all Laws and from all Governmental Authorities which are necessary or required to own or lease its properties and to conduct the Business as currently conducted, and all such permits, licenses, approvals, authorizations of and registrations are in full force and effect and, to the Knowledge of the Sellers, no suspension or cancellation of any of them is threatened.

4.15 Environmental.

(a) To the Knowledge of the Sellers, there are no existing Environmental Conditions except for the Known Environmental Condition or any prior Environmental Conditions for which Marlow may have any liability. The term “Environmental Condition” means (i) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, or ambient air of any Hazardous Substance in violation of any Environmental Law or (ii) any violation of any Law relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance and, under clause (i) or (ii) (A) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of Marlow, or any of its Subsidiaries, or of any predecessor in title, interest or line of business to Marlow conducted or undertaken prior to the Closing, and with respect to any predecessor in title, interest or line of business to Marlow, for whom Marlow would have liability under Law or (B) existing at or prior to the Closing at any Real Property or Leased Real Property, or any property previously owned, leased, or occupied or used by Marlow or any of its Subsidiaries, and for which Marlow would have liability under Law.

(b) To the Knowledge of the Sellers, no administrative order, consent order or litigation with respect to any Environmental Condition is proposed, threatened or in existence, and except as set forth on Schedule 4.15, Marlow and its Subsidiaries have not received within the past five (5) years any written communication from or on behalf of any Governmental Authority that alleges that any Environmental Condition exists.

(c) To the Knowledge of the Sellers, with respect to the operations and activities of Marlow and its Subsidiaries in connection with any Real Property, Leased Real Property, or any property previously owned, leased, occupied or used by Marlow or any of its Subsidiaries, Marlow and each of its Subsidiaries currently are in compliance with, and except as set forth on Exhibit 4.15, have complied with in all material respects: (i) the terms and conditions of all permits, licenses, authorizations, waivers, variances or exemptions issued or required by any Governmental Authority pursuant to any

Environmental Law, and (ii) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law.

4.16 Labor Matters. Each of Marlow and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice under applicable Law. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or affecting Marlow or any of its Subsidiaries. Neither Marlow nor any of its Subsidiaries has experienced any primary work stoppage involving employees of the Business. No labor unions presently represent any employees of Marlow or its Subsidiaries, and Sellers are not aware of any pending or threatened effort to organize employees involved with the Business into a labor union or similar collective bargaining unit.

4.17 Real Property Schedule 4.17 sets forth all real property owned by Marlow or any Subsidiary (the “Real Property”). Marlow has good and marketable title to the Real Property, free and clear of all Liens except (i) as set forth on Schedule 4.17, (ii) those referred to in the Financial Statements, and (iii) for current Taxes not yet due and payable, and (iv) such Liens and imperfections of title, if any, as are not, substantial in character or amount or do not otherwise materially impair the title, use and enjoyment of the Real Property. To the Knowledge of the Sellers, the present uses of the Real Property are in compliance with the present zoning classifications assigned to such Real Property and all improvements have been constructed in all material respects in compliance with applicable Laws. The Real Property is in good condition and generally suitable for the operation of the Business of Marlow and its Subsidiaries as currently conducted. Neither Marlow nor any of its Subsidiaries have received any notice or request from any Governmental Authority, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Real Property or for the termination or limitation of any access, services or insurance with respect thereto. The Real Property is adequately insured against loss.

4.18 Personal Property; Leased Property.

(a) Except as set forth on Schedule 4.18(a), all personal property used by Marlow or any Subsidiary in the Business is either owned or leased by Marlow or the Subsidiary and is in good condition (normal wear and tear excepted) and generally suitable for the operation of the Business of Marlow and its Subsidiaries as currently conducted. Schedule 4.18(a) lists (i) all material equipment owned by Marlow or its Subsidiaries and (ii) all Leased Personal Property of Marlow or its Subsidiaries. Except as set forth on Schedule 4.18(a), Marlow or one of its Subsidiaries has good and valid leasehold title to the Leased Personal Property free and clear of all Liens.

(b) Schedule 4.18(b) lists all Leased Real Property used by Marlow or its Subsidiaries for the operation of the Business of Marlow and its Subsidiaries as currently conducted. Except as set forth on Schedule 4.18(b), Marlow or its Subsidiaries has a valid leasehold interest in and to the Leased Real Property.

4.19 Title to Assets. Marlow and its Subsidiaries have good and valid title to, or have a valid right to use or license, all of the assets and properties used to conduct the Business as presently conducted, free and clear of all Liens, except as set forth on Schedule 4.19.

4.20 Material Contracts. Schedule 4.20 is a true and complete list of all Material Contracts. Each Material Contract is in full force and effect, and is legal, valid, binding on and enforceable against the party thereto and the other parties thereto except that (i) such enforcement may be subject to the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) general principles of equity. Except as set forth on Schedule 4.20, upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits resulting from the consummation of the transactions contemplated by this Agreement and without the need to obtain the consent of any Person to the transactions contemplated by this Agreement. Neither Marlow nor any Subsidiary is (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and, to the Knowledge of the Sellers, no other party is in breach of, or default under, any Material Contract. Neither the Sellers nor any Subsidiary has received any notice, whether oral or written, that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein or does not intend to renew such Material Contract upon the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been delivered or made available to the Acquiring Companies.

4.21 Proprietary Rights.

(a) Schedule 4.21 (a) sets forth a list of all readily identifiable, active Proprietary Rights, by category (excluding “records of invention”) within the meaning of “Patent Applications”, owned by Marlow or any of its Subsidiaries and which are used or held for use in the operation of the Business, setting forth in each case, if applicable, the jurisdictions in which the Proprietary Rights have been issued and/or filed. Schedule 4.21(a) sets forth a list of all Proprietary Rights in which Marlow or any of its Subsidiaries has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by Marlow or any of its Subsidiaries, and which are used or held for use in the operation of the Business, setting forth in each case, if applicable, the jurisdictions in which the Proprietary Rights have been issued and/or filed, and the nature of the right, and the title or interest held by Marlow or any of its Subsidiaries.

(b) Except as set forth in Schedule 4.21(b), Marlow and its Subsidiaries have good and valid title to all of the Proprietary Rights identified in Schedule 4.21(a), free and clear of all Liens. Marlow and its Subsidiaries have a valid right to use, license and otherwise exploit all Proprietary Rights (other than those acquired through a license or other right to use). The Proprietary Rights constitute (i) all Proprietary Rights used or currently proposed to be used in the Business as conducted prior to or on the date of this Agreement and as proposed to be conducted by Marlow and its Subsidiaries and (ii) all

Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the products of the Business or otherwise conduct the Business as presently conducted.

(c) Except as set forth in Schedule 4.21(c):

(i) Neither Marlow nor any of its Subsidiaries jointly owns, licenses or claims any right, title or interest with any other Person or entity any Proprietary Rights. No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of Marlow or any of its Subsidiaries has any right, title or interest in, to or under any Proprietary Rights in which Marlow or any of its Subsidiaries has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Marlow or its Subsidiaries.

(ii) No Person has asserted a claim, and to the Knowledge of Seller, no Person has threatened a claim and there are no facts which could give rise to a claim, which would adversely affect Marlow’s or any Subsidiary’s ownership rights to, or rights under, any Proprietary Rights or restrict in any material respect the use, transfer, delivery or licensing by Marlow or any of its Subsidiaries of the Proprietary Rights or the products of the Business.

(iii) Neither Marlow or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, stipulation or agreement restricting in any manner the use, transfer or licensing of any Proprietary Rights by Marlow or any of its Subsidiaries, or which may affect the validity, use or enforceability of any Proprietary Rights.

(iv) To the Knowledge of Sellers, no Proprietary Rights has been infringed or misappropriated by any Person and there is no unauthorized use, disclosure or misappropriation of any Proprietary Rights by any current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of Marlow or any of its Subsidiaries.

(v) To the Knowledge of the Sellers, the Business and the operation and conduct of the Business does not infringe or misappropriate the Proprietary Rights of any Person. The Business or the operation and conduct of the Business, including any Proprietary Right of Marlow used in connection with the Business, does not infringe or misappropriate United States Patent No. 6596226 issued July 22, 2003.

(d) Marlow and its Subsidiaries have taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality of all Proprietary Rights in which they have any right, title or interest.

4.22 Insurance. Schedule 4.22 is a list of all current policies of insurance held by, or maintained on behalf of, Marlow or its Subsidiaries. Except as set forth on Schedule 4.22, (i) all such policies are in full force and effect, (ii) all premiums due and payable thereon have been paid in full, (iii) neither Marlow nor any Subsidiary has received any notice of cancellation, amendment, material premium increase or dispute as to coverage with respect to any such policies, (iv) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy, (v) no such policy provides for retrospective or retroactive premium adjustment, (vi) neither Marlow nor any Subsidiary has been refused any insurance, nor has its coverage been limited by any carrier, and (vii) Marlow and its Subsidiaries maintain and have maintained, or is or has been the beneficiary of, general liability and product liability policies reasonable in both scope and amount and which provide coverage comparable to coverage customarily maintained by others in similar lines of business. Sellers have provided II-VI with a true and correct claims history report listing all claims made during the last three (3) years under any current or former insurance policy.

4.23 Receivables; Customers. All accounts receivable of Marlow that are reflected on the Financial Statements or on the accounting records of Marlow as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing or as reflected on Schedule 4.23, the Accounts Receivable are or will be as of the Closing current as shown on the Financial Statements (excluding amounts specifically reserved against on such Financial Statements as bad accounts).

4.24 Inventory. All inventory of Marlow and the Subsidiaries whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable (free of any material defect or deficiency) in the ordinary course of business, except for slow-moving, damaged or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of Marlow or its Subsidiaries as of the Closing Date, as the case may be. All inventories not written off have been priced (or reserved against) at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Marlow and its Subsidiaries.

4.25 Government Contracts.

(a) Neither Marlow nor any Subsidiary has been suspended or debarred from bidding on Contracts or subcontracts with any Governmental Authority and no such suspension or debarment has been initiated or, to the Knowledge of Sellers, or threatened, and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of Marlow or any Subsidiary.

(b) Except as set forth on Schedule 4.25(b), neither Marlow nor any Subsidiary has been or is now being audited or, to the Knowledge of Sellers, investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Authority with which it is contracting, the United States Department of Justice, the Inspector General of the United States, or any prime contractor with a Governmental Authority; nor, to the Knowledge of Sellers, has any such investigation been threatened.

(c) To the Knowledge of Sellers, there is no valid basis for (i) the suspension or debarment of Marlow or any Subsidiary from bidding on Contracts or subcontracts with any Governmental Authority, or (ii) any claim (including any claim for return of funds to any Governmental Authority) pursuant to an audit or investigation by any Governmental Authority.

4.26 Broker and Finder Fees. Except for Houlihan Lokey Howard & Zukin Capital (“Seller’s Broker”), no agent, broker, finder, person or firm acting on behalf of Sellers or under Seller’s authority is or will be entitled to any commissions or broker’s or finder’s fees from the Acquiring Companies or Sellers with respect to any of the transactions contemplated herein, and Sellers shall be responsible for all costs, expenses or fees relating to Sellers’ Broker.

4.27 Transactions with Affiliates. Except as set forth on Schedule 4.27: (i) none of the customers, suppliers, distributors or sales representatives of Marlow or any Subsidiary are Affiliates; (ii) none of the assets or properties of Marlow or any Subsidiary is owned or used by, or leased to, any Affiliate or any officer, director, shareholder or employee; (iii) no Affiliate or any officer, director, shareholder or employee of Marlow or any Subsidiary is a party to any Material Contract; and (iv) no Affiliate or any officer, director, shareholder or employee of Marlow or any Subsidiary provides any legal, accounting or other services to Marlow or any Subsidiary.

4.28 Representations Not Misleading. No representation, warranty or statement by the Sellers in this Agreement and the exhibits or schedules attached hereto, or in any written statement or certificate furnished pursuant to this Agreement or the transactions contemplated hereby, to the Knowledge of Sellers, contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIRING COMPANIES

Each of the Acquiring Companies hereby represents and warrants the following to the Sellers:

5.1 Organization. Each of the Acquiring Companies are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

5.2 Authority and Enforceability. Each of the Acquiring Companies has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Acquiring Companies of this Agreement and the consummation by the Acquiring Companies of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Acquiring Companies. This Agreement constitutes a valid and binding obligation of the Acquiring Companies, enforceable against them in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, or (ii) general principles of equity.

5.3 Non-Contravention. The execution and delivery by the Acquiring Companies of this Agreement and the consummation by the Acquiring Companies of the transactions contemplated hereby will not (a) conflict with or violate any provision of the articles of incorporation or bylaws of the Acquiring Companies, or (b) violate any Law applicable to the Acquiring Companies.

5.4 Consents and Approvals. Except for the Articles of Merger to be filed with the State of Texas, the execution, delivery, or performance by the Acquiring Companies of this Agreement, and the consummation of the Merger and the transactions contemplated herein by the Acquiring Companies, do not require the consent or approval of, or registration or filing with, (i) any Governmental Authority; or (ii) any other Person.

5.5 Broker and Finder Fees. No agent, broker, finder, person or firm acting on behalf of the Acquiring Companies or under their authority is or will be entitled to any commissions or broker’s or finder’s fees with respect to any of the transactions contemplated in this Agreement.

5.6 Cash and Capital Resources. II-VI has the cash, capital resources or both to deliver in immediately available funds the Merger Consideration in accordance with the terms of this Agreement.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Prior to the Closing. The Sellers agree that, from and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, and except as may be agreed in writing by the Acquiring Companies, the Sellers:

(i) shall conduct its operations in the ordinary course of business consistent with past practices;

(ii) shall use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its current relationships with those persons and entities having significant business dealings with it;

(iii) shall notify the Acquiring Companies of any emergency or other substantial change in the normal course of its Business or in the operation of its properties;

(iv) shall not authorize or pay any dividends on or make any distribution with respect to the Marlow Stock, except as approved in writing by the Acquiring Companies;

(v) shall not establish, enter into or amend any Benefit Plan or increase the compensation payable or to become payable or the benefits provided to its officers, directors or employees, except as may be required by applicable

Law or a Contract in existence on the date of this Agreement, and except for the Closing Compensation Liabilities, the items to be distributed to Raymond Marlow pursuant to Schedule 6.1(v) and increases for nonofficer employees in the ordinary course of business consistent with past practice;

(vi) shall not authorize or enter into an agreement with respect to any merger, consolidation or business combination (other than pursuant to this Agreement), any acquisition of any assets or securities, or any disposition of any assets or securities;

(vii) shall not propose or adopt any amendments to its articles of incorporation or by-laws (or other similar organizational documents) except that Marlow may amend its bylaws to provide that the right of first refusal contained therein do not apply to the transactions contemplated by this Agreement;

(viii) shall not issue or authorize the issuance of, or agree to issue or sell any shares of its capital stock or any Rights;

(ix) shall not reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any Rights to acquire any such shares;

(x) shall not enter into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) with any liability or obligation in excess of $50,000;

(xi) shall not encumber or consent to the encumbrance or cause a Lien to be placed upon any assets or properties of Marlow or any Subsidiary;

(xii) shall not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(xiii) shall not make or forgive any loans, advances or capital contributions to, or investments in, any other Person;

(xiv) shall not (a) modify, amend or terminate any of its Material Contracts except as required under this Agreement; (b) waive, release or assign any rights that are material to Marlow or any Subsidiary or the Business; or (c) permit any insurance policy naming it as a beneficiary or a loss payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xv) shall not change any of the accounting policies or practices used by it unless required by GAAP; or

(xvi) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article IV of this Agreement untrue or incorrect in any material respect, or result in any of the conditions set forth in Article VII not being satisfied.

6.2 Access and Investigation.

(a) From the date of this Agreement until the Closing Date, Marlow and its Subsidiaries will give the Acquired Companies, their counsel, financial advisors, auditors and other authorized representatives full access to their offices, properties, books and records and shall furnish to the Acquiring Companies such financial and operating data and other information in Sellers’ possession which relates to Marlow, the Subsidiaries or the Business as such parties may reasonably request. Marlow shall instruct the employees and counsel of Marlow and its Subsidiaries to cooperate with the Acquiring Companies in its investigation of Marlow and the Business. All such access and information obtained by the Acquiring Companies and their authorized representatives shall be subject to the terms and conditions of the Confidentiality Agreement dated as of June 30, 2004 between the Acquiring Companies and Marlow.

(b) Marlow hereby grants to the Acquiring Companies a license from the date of this Agreement until the Closing Date to enter and inspect the Real Property. In order to complete their investigation pursuant to this section, the Acquiring Companies or their designated consultant shall have the right but not the obligation: (i) to conduct tests of the soil, surface or subsurface waters, and air quality at, in, on, beneath or about the Real Property in a manner consistent with good engineering practice; (ii) to inspect all records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents related to Hazardous Substances, compliance with Environmental Laws or any Environmental Condition; and (iii) to inspect all buildings and equipment at the Real Property for asbestos-containing materials or other Hazardous Substances. The Acquiring Companies agree to conduct such investigations in a manner that minimizes the disruption to the business activities of Marlow and the Subsidiaries, and Marlow agrees to permit the Acquiring Companies reasonable access to all portions of the Real Property, both during business hours and after business hours. All invasive tests or inspections shall be conducted pursuant to a plan approved in advance by Marlow, such approval not to be unreasonably withheld or delayed.

(c) In the event the result of the investigations reveal potential environmental concerns or any Environmental Condition (in the reasonable discretion of the Acquiring Companies), the Acquiring Companies shall be permitted to extend the Closing Date until no later than December 31, 2004 to conduct such further environmental investigations and testing as are reasonably necessary to determine the scope and nature of the environmental concern or Environmental Condition. If the additional investigations and testing proves unsatisfactory to the Acquiring Companies, in their sole discretion, the Acquiring Companies may terminate this Agreement upon written notice to Sellers prior to the Closing Date and no Party shall have any further liability or obligation to any other hereunder.

6.3 No Negotiation. The Sellers shall not directly or indirectly through any officer, director, employee, agent, advisor or representative (including without limitation the Seller’s Broker), initiate, solicit, encourage, or participate in, directly or indirectly, any inquiries, discussions, proposals, bids or offers with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving any purchase of all or a substantial portion of the assets or equity securities of Marlow or any of its Subsidiaries.

6.4 Notice of Certain Matters. Until the Effective Time, each Party shall give the other Parties prompt written notice of (i) any fact, event or circumstances known to it that (A) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to such Party or (B) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (ii) material change or inaccuracies in any data previously given or made available to the other Parties pursuant to this Agreement.

6.5 Reasonable Efforts. Subject to the terms of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law and this Agreement to consummate the transactions contemplated by this Agreement.

6.6 Public Announcements. No Party will issue any press release or make any public statement with respect to this Agreement and the transactions contemplated herein unless after consultation with the other Parties hereto; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable Law or any listing agreement with Nasdaq.

6.7 Tax Matters.

(a) The Surviving Corporation shall, subject to the approval by the Shareholder Representative, prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of, or which include, Marlow and its Subsidiaries for all tax periods the last day of which end on or prior to the Closing Date . The Acquiring Companies shall be liable for and shall pay all Taxes due on such Tax Returns and to the extent such Taxes for a Pre-Closing Period are not reflected (or required to be reflected) other than as a result of the specific exclusion of liability for Taxes pursuant to Section 3.7(a) on the Statement of Adjusted Working Capital, the amount of such Taxes shall be a liability of the Shareholders and shall be applied as a reduction against the Escrow Amount. The Acquiring Companies shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of, or which include, Marlow and its Subsidiaries for all taxable periods that begin on or before the Closing Date and end after the Closing Date (“a Straddle Period”), and shall pay all Taxes due on such Tax Returns and to the extent such Taxes relate to the Pre-Closing Period as determined pursuant to Section 6.7(b) and are not reflected (or required to be reflected) other than as a result of the specific exclusion of liability for Taxes pursuant to Section 3.7(a) on the Statement of Adjusted Working Capital, the amount of such Taxes shall be a liability of the Shareholders and shall be applied as a reduction against the Escrow Amount. Notwithstanding the forgoing, as to all Tax Returns of Marlow and its Subsidiaries due prior to the Closing Date, the

Shareholders shall prepare and file, or cause to be prepared and filed, prior to the Closing Date all such Tax Returns and pay all Taxes shown as due thereon.

(b) For purposes of this Agreement, if, for any tax purpose, a taxable period of Marlow, or any of its Subsidiaries, does terminate on November 28, 2004, the parties shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat such taxable period for all purposes as a short taxable period ending as of the close of business on November 28, 2004. In any case where applicable Law does not permit such an election to be made, then, for purposes of this Agreement the portion of any Taxes for a Straddle Period that are allocable to the Pre-Closing Period shall be:

(i) in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) November 28, 2004 and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in clause (1) (such as Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended on November 28, 2004.

(c) Acquiring Companies shall pay to Shareholders (i) all refunds or credits of Taxes received by Acquiring Companies or Marlow or its Subsidiaries after the Closing Date and attributable to Taxes paid by, or with respect to, Marlow or its Subsidiaries with respect to a Pre-Closing Period and (ii) a portion of all refunds or credits of Taxes received by Acquiring Companies or Marlow or its Subsidiaries after the Closing Date and attributable to Taxes paid by, or with respect to, Marlow or its Subsidiaries with respect to any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 6.7(b)); provided, however, that such refunds or credits exceed $250,000, and then only for the amount by which the refunds or credits exceed $250,000. Acquiring Companies upon the request of Shareholders, shall use its commercially reasonable efforts to obtain any such Tax refunds that can be reasonably said to be available under applicable Law.

(d) From and after the Closing Date, each of II-VI, the Surviving Corporation and the Shareholders shall cooperate fully with each other in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, tax audit, proceeding or determination. The Party requesting assistance hereunder shall reimburse the other for reasonable direct expenses incurred in providing such assistance. No Party shall settle a Tax audit assessment or determination related to a period on or before the Closing Date without the prior written consent to the other Parties which shall not be unreasonably withheld or delayed.

(e) Acquiring Companies shall be responsible for 2005 Texas franchise taxes for Marlow and its Subsidiaries.

6.8 Indebtedness. At or before the Closing, Marlow shall pay the Marlow Debt, and shall cause the termination of all Liens (or written authorization by each applicable creditor for such release or termination shall have been delivered to the Acquiring Companies) on the assets of Marlow or its Subsidiaries associated with the Marlow Debt.

6.9 Marlow Shareholder Approval. Marlow agrees to take, in accordance with applicable Law, its articles of incorporation and its bylaws, all action necessary to either (i) convene an appropriate meeting of shareholders of Marlow to consider and vote upon or (ii) obtain the requisite written consent of the shareholders of Marlow regarding the approval and adoption of this Merger Agreement and any other matters required to be approved by its shareholders for consummation of the Merger and the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement. All of the Shareholders agree to vote their shares of Marlow Stock to approve and adopt, and by signing this Agreement each Shareholder hereby approves and consents to, this Agreement and any other matters required to be approved by the Shareholders for consummation of the Merger.

6.10 Stock Option Plans. At or before the Closing, Marlow shall terminate the Marlow Stock Option Plans and shall cause the exercise or lapse of the Marlow Stock Options and all other Rights thereunder.

6.11 Closing Conditions. Subject to the terms and conditions of this Agreement:

(a) at or before the Closing, Sellers shall obtain and deliver to the Acquiring Companies at Closing, or cause to be performed, all of the conditions of Closing pursuant to Sections 7.1 of this Agreement; and

(b) at or before the Closing, the Acquiring Companies shall obtain and deliver to the Sellers, or cause to be performed, all of the conditions of Closing pursuant to Section 7.2 of this Agreement.

6.12 Remediation. The Sellers acknowledge that the Real Property is subject to the Known Environmental Condition and covenant and agree to the Remediation the Known Environmental Condition in accordance with the terms of the Remediation Agreement.

6.13 Further Assistance. Subsequent to the Closing, each Party, at the request of another Party, shall execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably be required more effectively to vest in each other the rights intended to be conferred upon such Party pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions of the Obligations of the Acquiring Companies. The obligations of the Acquiring Companies under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following, unless waived in writing by the Acquiring Companies:

(a) Certificate Regarding Covenants and Representations. The Sellers shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement required to be performed and complied with by the Sellers at or prior to the Closing, and the representations and warranties of the Sellers set forth in this Agreement shall be true and correct as of the date of the Closing, as though made at and as of the date hereof (except as otherwise contemplated by this Agreement), and the Sellers shall have delivered to the Acquiring Companies a certificate to that effect signed by Marlow and the Shareholders Representative.

(b) Necessary Consents. Sellers shall have obtained all Necessary Consents.

(c) Opinion Letter. The Sellers shall have delivered to the Acquiring Companies and any lender of the Acquiring Companies an opinion letter of Locke Liddell & Sapp, LLP, as counsel for the Sellers, in the form of Exhibit “C”.

(d) Noncompete Agreements. The Shareholders shall have executed and delivered to the Acquiring Companies signed confidentiality, non-solicitation and non-compete agreements for the benefit of the Surviving Corporation in the form of Exhibit “D”.

(e) Escrow Agreement. The Sellers shall have delivered to the Acquiring Companies the Escrow Agreement signed by the Shareholder Representative.

(f) Indebtedness. All Marlow Debt shall have been repaid in full and any lines of credit shall have been terminated, and all Liens on any assets of Marlow or its Subsidiaries relating thereto shall have been released or terminated (or written authorization by each applicable creditor for such release or termination shall have been delivered to the Acquiring Companies).

(g) No Dissenters. None of the holders of outstanding Marlow Shares shall have elected to exercise their right to dissent from the Merger and demand payment in accordance with the Texas Act.

(h) Stock Options and Stock Option Plans. The Sellers shall have terminated the Marlow Stock Option Plans and shall have caused the exercise or lapse of all Marlow Stock Options and Rights thereunder.

(i) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Seller.

(j) Stock Certificates. The Sellers shall have executed and delivered to the Acquiring Companies the Certificates as set forth in Section 3.3 of this Agreement along with a true and correct share registry of Marlow listing all of the issued and outstanding shares of Marlow Stock as of the Closing Date including the name and current address of the holder of such Marlow Stock and the number of shares of Marlow Stock held by such Person.

(k) Payment Instructions. The Sellers shall have delivered to the Acquiring Companies wire transfer instructions or mailing instructions from each Person entitled to Merger Consideration for the payment of the Merger Consideration to such Person.

(l) Secretary’s Certificate. The Sellers shall have delivered to the Acquiring Companies a certificate signed by Marlow certifying as true and correct as of the Closing Date: (i) the articles of incorporation of Marlow; (ii) the bylaws of Marlow; (iii) the incumbency of the officers of Marlow; (iv) the resolutions of the Board of Directors of Marlow approving the Merger, this Agreement and the transactions contemplated herein; and (v) the resolutions of the shareholders of Marlow approving the Merger, this Agreement and the transactions contemplated herein. The Subsidiaries shall have delivered to the Acquiring Companies a certificate signed by Marlow certifying as true and correct as of the Closing Date: (i) the articles of incorporation of such Subsidiary; and (ii) the bylaws of such Subsidiary.

(m) Estoppel Certificates. The Sellers shall have delivered to the Acquiring Companies estoppel certificates in the form of Exhibit “E” from each landlord of the Leased Real Property and from each subtenant of the Leased Real Property.

(n) Raymond Marlow Debt. The Raymond Marlow Debt shall have been paid in full.

(o) Resignations. The Sellers shall have delivered to the Acquiring Companies resignations of all of the directors and officers of Marlow and its Subsidiaries and all of the trustees of the Benefit Plans of Marlow and its Subsidiaries effective immediately prior to the Effective Time.

(p) Retiring Employees. Raymond Marlow, Elizabeth Marlow, Frances A. Mattingly and John L. Nelson shall have retired on or before the Closing Date.

(q) Zoning Certificate. The Sellers shall have delivered a zoning certificate for the Real Property certifying that the Real Property is in compliance with all applicable zoning Laws.

(r) Expenses. The Deferred Acquisition Costs, Closing Compensation Liabilities and the Marlow Transaction Expenses shall have been paid in full.

(s) Subsidiaries. The Sellers shall have delivered to the Acquiring Companies evidence of the dissolution of CMC Leasing Company and Marlow International, Inc.

(t) Insurance. The Sellers shall have purchased tail insurance under Marlow’s Directors and Officers Liability Coverage for a coverage period of six years.

(u) Remediation Agreement. The Shareholder Representative shall have executed and delivered to the Acquiring Companies the Remediation Agreement.

7.2 Conditions of the Obligations of the Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following, unless waived in writing by Sellers:

(a) Certificate Regarding Covenants and Representations. The Acquiring Companies shall have performed and complied with all of the covenants and agreements contained in this Agreement required to be performed and complied with by the Acquiring Companies at or prior to the Closing, and the representations and warranties of the Acquiring Companies set forth in this Agreement shall be true and correct in all respects as of the date of the Closing, as though made at and as of the date hereof (except as otherwise contemplated by this Agreement), and Sellers shall have received a certificate to that effect signed by the Acquiring Companies.

(b) Merger Consideration. The payment of the Merger Consideration by the Acquiring Companies in accordance with the terms of this Agreement.

(c) Escrow Agreement. The Acquiring Companies shall have delivered to the Sellers the Escrow Agreement signed by the Acquiring Companies.

(d) Opinion Letter. The Acquiring Companies shall have delivered to Sellers an opinion letter of Sherrard, German & Kelly, P.C., as counsel for the Acquiring Companies, in the form of Exhibit “F”.

(e) Remediation Agreement. II-VI shall have executed and delivered to the Shareholder Representative the Remediation Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the other transactions contemplated herein abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Acquiring Companies and Sellers;

(b) by either the Sellers or the Acquiring Companies if:

(i) the conditions of Closing have not been met on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation or covenant under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur;

(ii) a Law shall have been enacted or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby; or

(iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated in this Agreement and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall have used commercially reasonable efforts to remove such order, decree or ruling.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1(b), written notice shall immediately be given to the other Parties specifying the provision pursuant to which such termination was made, and this Agreement shall terminate and be of no further force and effect. In such event, no Party shall have any further liability to the other Parties except that the termination will not relieve a Party from liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained herein and in any Exhibit or Schedule attached or delivered pursuant hereto shall survive the Closing for a period of twenty-four (24) months from the date thereof (the “Survival Date”), except that the representations and warranties (a) in Sections 4.12 [Taxes], 4.13 [Benefit Plans] and 4.15 [Environmental] shall survive until the expiration of the applicable statute of limitations; (b) (i) in the last sentence of Section 4.3 [Title to Stock] and (ii) in Section 4.19 [Title to Assets] regarding title to assets and properties shall survive indefinitely; and (c) the time limitations contained in this Section 9.1 shall not apply in the event of fraud (the items in clauses (b) and (c), collectively, the “Indemnification Exceptions”).

9.2 Indemnification by Shareholders.

(a) Each of the Shareholders will Severally indemnify, defend and hold harmless the Acquiring Companies and the Surviving Corporation and their respective successors and assigns from, against and with respect to:

(i) any, claim, loss, damage, deficiency, expense, action, demand, fine, assessment or judgment (including attorney’s fees and expenses) to or against the Acquiring Companies or the Surviving Corporation as a result of or arising out of:

1. any breach by Marlow or any Shareholders of any representation or warranty contained in this Agreement or any Schedule or Exhibit;

2. any breach, violation or nonperformance by Marlow or any Shareholder of any covenant or obligation contained in this Agreement or any Schedule or Exhibit;

3. any amounts payable to the Acquiring Companies pursuant to Section 3.7(c) regarding any Adjusted Working Capital Decrease of this Agreement; or

4. all Taxes of Marlow and its Subsidiaries for a Pre-Closing Period or a Straddle Period (to the extent attributable to a Pre-Closing Period) for which the Shareholders are liable pursuant to Section 6.7; and

(ii) all costs and expenses of Remediation of the Known Environmental Condition as set forth in the Remediation Agreement; and

(iii) any other claim, loss, damage, deficiency, expense, action, demand, fine, assessment or judgment (including attorney’s fees and expenses) to or against the Acquiring Companies or the Surviving Corporation as a result of or arising out of the Known Environmental Condition.

9.3 Indemnification by Acquiring Companies.

(a) Each of the Acquiring Companies will indemnify, defend and hold harmless the Shareholders and their respective heirs, successors and assigns from, against and with respect to any, claim, loss, damage, deficiency, expense, action, demand, assessment or judgment (including attorney’s fees and expenses) to or against the Shareholders as a result of or arising out of:

(i) any breach by the Acquiring Companies of any representation or warranty contained in this Agreement or any Schedule or Exhibit;

(ii) any breach, violation or nonperformance by the Acquiring Companies of any covenant or obligation contained in this Agreement or any Schedule or Exhibit; or

(iii) any claim or liability incurred or accrued arising out of the business activities of the Surviving Corporation after the Effective Time, except to the extent the Shareholders are required to provide indemnification for such claim or liability pursuant to Section 9.2 of this Agreement.

9.4 Notice of Claims. With respect to the Remediation of the Known Environmental Condition, the procedures and terms of the Remediation Agreement and Escrow Agreement shall control. For all other matters, in the event that any claim is asserted or action, suit, or proceeding is commenced against a Party (“Indemnitee”) which can reasonably be expected to result in any liability or indemnity being imposed on another Party (“Indemnitor”), the Indemnitee shall give notice to the Indemnitor in writing within a reasonable time following the assertion of the claim or commencement of the action, suit or proceeding (but the failure or delay to give any such notice shall not relieve the Indemnitor of any liability on account thereof except to the extent that the Indemnitor was materially prejudiced thereby). The Indemnitor shall have the opportunity to participate in (but not to control) the defense against such claim, action, suit or proceeding and to participate in any negotiations with respect thereto. The Indemnitee shall have control of any defense or settlement, except that the Indemnitor shall have the right at any time to assume and prosecute the defense or claim and to assume the control of the defense or settlement if the Indemnitor admits in writing its liability to the Indemnitee hereunder with respect to such matter and provides adequate security to the Indemnitee to assure the payment of such liability to the Indemnitee.

9.5 Other Indemnification Provisions. The indemnification provisions of this Article IX are the sole remedy of any Party for breach, violation, nonperformance, claim or liability covered by this Article IX, except that any statutory, equitable, or common law remedy any Party may have for breach of a representation, warranty or covenant, including specific performance, shall be available in the event of any Indemnification Exceptions or in the event that the Closing has not occurred hereunder. Notwithstanding any other provision in this Agreement or the Exhibits or Schedules to the contrary: (i) each Shareholder shall be jointly liable, to the extent of the Shareholder’s Several liability, for any breach of a representation, warranty, covenant or any indemnification obligation contained in this Agreement or any Exhibit or Schedule by Marlow or any other Shareholder; and (ii) for purposes of determining the Several liability of each of Raymond Marlow, Elizabeth Marlow and The Marlow Co., Ltd. hereunder, each of Raymond Marlow, Elizabeth Marlow and The Marlow Co., Ltd. shall be so obligated in the proportion that their collective ownership interest in Marlow Stock immediately prior to the Effective Time bears to the total number of outstanding shares of Marlow Stock immediately prior to the Effective Time.

9.6 Escrow Amount. The Escrow Amount deposited in escrow by II-VI pursuant to Section 3.2(d) of this Agreement shall held by the Escrow Agent as follows:

a. An amount equal to $1,000,000 shall be held in escrow (the “Environmental Escrow Deposit”) for purposes of indemnifying the Acquiring Companies and the Surviving Corporation for any Remediation costs and expenses pursuant to the Sections 9.2(a)(ii) and (iii) of this Agreement and the Remediation Agreement. The Environmental Escrow Deposit shall be held by the Escrow Agent for a period of four years from the Closing Date or such later time when all outstanding claims for indemnification or reimbursement by the Acquiring Companies or the Surviving Corporation have been resolved, as more fully set forth in the Escrow Agreement. In the event that the Remediation Costs exceed the Environmental Escrow Deposit, the Acquiring Companies or the Surviving Corporation may claim reimbursement or indemnification against the General Escrow Deposit, as set forth in Section 9.6(b) below.

b. An amount equal to $2,042,500 shall be held in escrow (the “General Escrow Deposit”) for a period of eighteen (18) months from the Closing Date or such later time when all outstanding claims for Adjusted Working Capital Decrease or indemnification by the Acquiring Companies or the Surviving Corporation have been resolved, as more fully set forth in the Escrow Agreement. Notwithstanding the preceding sentence, an amount equal to the Adjusted Working Capital Escrow Balance on a per share basis shall be paid to the Shareholder Representative for the benefit of the holders of Marlow Stock entitled to Merger Consideration no later than twenty (20) business days after (i) a determination is made pursuant to Section 3.7 of this Agreement that no Adjusted Working Capital Decrease is due and payable to II-VI; or (ii) payment in full of the Adjusted Working Capital Decrease is made to II-VI either directly from the Shareholders or under the terms of the Escrow Agreement.

Any fees of the Escrow Agent shall be paid from the Escrow Amount. Any remaining Escrow Amount and interest at the termination of the Escrow Agreement shall be distributed to the Shareholder Representative for the benefit of the holders of Marlow Stock entitled to Merger Consideration.

9.7 Deductible. Notwithstanding anything contained herein to the contrary, no Party shall make any claim against any other Party (or group of Parties) for indemnification hereunder unless and until the aggregate amount of such claims against the Party (or group of Parties) owing such indemnification exceeds an amount equal to $308,500 (the “Deductible”) whereupon any such Party may claim indemnification from the first dollar of such claims. This provision shall not apply to the costs related to the Known Environmental Condition under Sections 9.2(a)(ii) and (iii) and the Adjusted Working Capital Decrease, if any, under Section 3.7(c).

9.8 Cap. The aggregate liability of the Shareholders for indemnification under this Article IX shall not exceed an amount equal to twenty-five percent (25%) of the Merger Consideration, except that a separate limit equal to eighty-five percent (85%) of the Merger Consideration will apply for any breach of the representations and warranties in Section 4.15 [Environmental] or the Remediation or idemnification obligations under Section 9.2(a)(ii) and (iii), and except that the limitations contained in this Section 9.8 shall not apply in the event of any Indemnification Exceptions.

ARTICLE X

SHAREHOLDER REPRESENTATIVE

10.1 Appointment; Acceptance of Appointment. Each Party acknowledges that (i) the provisions in this Article are an important aspect of the Merger and (ii) the Acquiring Companies would not consummate the Merger absent the execution and delivery by the Shareholders of this Agreement in a form that contains the provisions in this Article. Each Shareholder hereby irrevocably appoints (which appointment is coupled with an interest) the Shareholder Representative as the true and lawful attorney-in-fact for and on behalf of such Shareholder, with full power of substitution and resubstitution, to the full extent of the rights and obligations of such Shareholder to take or refrain from taking any action relating to, arising out of or in connection with any one or more of the following:

(a)	any such rights or obligations under Section 3.7 [Post-Closing Adjustment], including without limitation the payment and receipt of any Adjusted Working Capital Decrease or any Adjusted Working Capital Increase, as well as any such rights or obligations with respect to any other Merger Consideration;

(b)	any such rights or obligations under Article IX [Survival; Indemnification];

(c)	the execution and delivery of the Escrow Agreement and the Remediation Agreement;

(d)	any such rights or obligations under the Escrow Agreement;

(e)	any matters specified in this Agreement to be taken by the Shareholder Representative on behalf of the Shareholders;

(f)	the approval, authorization, execution, endorsement and delivery of this Agreement or any amendment to this Agreement or the Escrow Agreement; or

(g)	the execution, endorsement and delivery of any and all such agreements, articles, stock certificates, other certificates, notifications, instruments or other documents that the Shareholder Representative deems necessary or advisable to carry out the transactions contemplated by this Agreement or the Escrow Agreement.

The Shareholder Representative (including any such Person that is to serve in the absence, resignation or lack of competence of any other Person) hereby accepts such appointment. This power of attorney is not affected by subsequent disability, death or incapacity of any Shareholder.

10.2 Conclusive Act. A decision, act, consent or instruction of the Shareholder Representative relating to the matters contemplated by Section 10.1 shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders. The Escrow Agent and II-VI (and any of their respective successors) may rely upon (a) any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each such Shareholder and (b) any notices or communications to or from the Shareholder Representative constituting notice to or from each of the Shareholders.

10.3 Exculpatory Provision. The Shareholder Representative (and any predecessor or successor thereof) shall not be liable to the Shareholders for any act done or omitted hereunder as Shareholder Representative while acting in good faith. The Shareholders shall Severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability, claim, damage or expense (including attorneys fees) incurred as a result of any act or omission of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, except for any such act or omission that is taken in bad faith. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for Shareholder Representative’s services contemplated by this Article.

10.4 Successor. If each of Raymond Marlow, Elizabeth Marlow or David Marlow are no longer serving as Shareholder Representative due to absence, resignation or lack of competence, the resulting vacancy in the position of Shareholder Representative may be filled by the approval of the Persons (or their heirs or successors) that held immediately prior to Closing a majority of the shares of outstanding common stock of Marlow.

10.5 Survival. The rights and obligations of this Article shall survive the Merger, the expiration of any representations or warranties under this Agreement, the termination of the Escrow Agreement or any other agreement contemplated thereby. Any obligations of the

Shareholders set forth in this Article shall be binding upon the successors and assigns of the Shareholders.

10.6 Acknowledgement of Bonus Payments and Share Repurchase. Each of the Shareholders acknowledges and agrees and consents to the following:

(a) in connection with the transactions contemplated by this Agreement Marlow is delivering bonus or other similar payments to certain of its employees (contemplated hereunder as the Closing Compensation Liabilities) which may total up to 10% of the aggregate Merger Consideration (excluding any Adjusted Working Capital Increase or any Adjusted Working Capital Decrease); and

(b) at or prior to the Closing, Marlow is repurchasing 75,000 shares of Marlow Stock from Elizabeth Griot Peterson under the Stock Repurchase Agreement for an amount equal to [$31.9485] per share, which is equal to an amount estimated by the Marlow board of directors (on a per share basis) to be 90% of the difference between the Merger Consideration and the Marlow Closing Expenditures (as defined in Section 3.2).

10.7 Waivers of Right of First Refusal. Each Shareholder hereby waives any and all rights such Shareholder may have with respect to any restriction of stock transfer relating to any other shareholder or security holder of Marlow (or the shares of other securities issued Marlow held by any such Person), including but not limited to, any such rights as set forth in Marlow’s Bylaws and any such rights as set forth in any stock transfer restriction agreements entered into in connection with the stock options granted under any Marlow Stock Option Plans and any rights with respect to the repurchase by Marlow of Marlow Stock owned by Elizabeth Peterson.

10.8 Release of Claims by Shareholders. Each Shareholder hereby releases Marlow and its present and past officers and directors from any and all claims, known and unknown, contingent or direct, which the Shareholder may have against Marlow or any Subsidiary of Marlow as of the Closing Date.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) on the second succeeding business day after being mailed by registered or certified mail or (iii) on the next succeeding business day after being sent by a nationally recognized overnight delivery service to the appropriate party at its address below (or at such other address for such party as shall be specified by written notice by such party):

(a)	If to II-VI or Surviving Corporation at:

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Attention: Francis J. Kramer, President

With a copy to:

Robert D. German, Esquire

Sherrard, German and Kelly, P.C.

Two PNC Plaza, 28th Floor

Pittsburgh, Pennsylvania 15222

(b)	If to Marlow:

Marlow Industries, Inc.

10451 Vista Park Road

Dallas, Texas 75238-1645

Attention: Raymond Marlow

With a copy to:

Don M. Glendenning, Esquire

Locke Liddell & Sapp, LLP

2200 Ross Avenue

Suite 2200

Dallas, TX 75201-6776

(c)	If to the Shareholders or the Shareholder Representative:

Mr. Raymond Marlow

19 Glenmeadow Ct.

Dallas, Texas 75225

With a copy to:

Don M. Glendenning, Esquire

Locke Liddell & Sapp, LLP

2200 Ross Avenue

Suite 2200

Dallas, TX 75201-6776

11.2 Governing Law. This Agreement shall be construed and the rights of the Parties determined in accordance with the laws of the Commonwealth of Pennsylvania.

11.3 Assignment. No Party may assign this Agreement, other than the right to receive payments hereunder, without the express written consent of the other Parties in each instance, which consent shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.4 Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

11.5 Entire Agreement. This Agreement and the Schedules and Exhibits and any other documents specifically referred to herein or required to be delivered pursuant to the terms hereof, represent the entire agreement of the Parties with respect to the subject matter hereof superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter it addresses and no waiver or modification of the terms shall be valid unless in writing signed by the Party to be charged and only to the extent therein set forth.

11.6 Execution of Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. The signatures of the Parties need not appear on the same counterpart. This Agreement may be executed by facsimile.

11.7 Binding Effect. Subject to the provisions of Section 10.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.8 Expenses. Except as otherwise provided in this Agreement, all expenses incurred by each Party in connection with or related to the authorization, preparation and execution of this Agreement, and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.

11.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any Schedule or Exhibit shall be settled by arbitration in accordance with the following provisions:

(a) Disputes Covered. The Parties agree to arbitrate all disputes of every kind relating to or arising out of this Agreement or the Schedules or Exhibits including (i) disputes relating to actions for breach of contract with respect to this Agreement or the Schedules and Exhibits, and (ii) claims based upon tort or any other causes of action relating to the transactions contemplated by this Agreement and the Schedules and Exhibits.

(b) Forum. The forum for the arbitration shall be Pittsburgh, Pennsylvania.

(c) Law. The governing law for the arbitration shall be the law of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provisions.

(d) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Marlow, or with respect to a dispute following the Effective Time, the Shareholders, shall select one arbitrator and II-VI shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the

American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the Parties.

(e) Administration. The arbitration shall be administered by the American Arbitration Association.

(f) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the Parties may agree upon at the time, except that each Party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the Federal courts. If there is any conflict between those rules and the provisions of this Section, the provisions of this Section shall prevail.

(g) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and the Schedules and Exhibits and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h) Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i) Expenses. Each Party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(j) Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the Commonwealth of Pennsylvania. The award rendered by arbitration shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

ATTEST:	II-VI INCORPORATED

By:	By:

Title:	Title:

(Corporate Seal)

ATTEST:	II-VI ACQUISITION CO.

By:	By:

Title:	Title:

(Corporate Seal)

ATTEST:	MARLOW INDUSTRIES, INC.

By:	By:

Title:	Title:

(Corporate Seal)

WITNESS:

WITNESS	RAYMOND MARLOW

WITNESS	ELIZABETH MARLOW

THE MARLOW CO., LTD

BY:
WITNESS	RAYMOND MARLOW, MANAGING PARTNER

WITNESS	MARSHALL J. DOKE, JR.

Execution Page for Merger Agreement

WITNESS	JOHN L. NELSON

WITNESS	DEBRA NELSON

WITNESS	DAVID R. MARLOW

WITNESS	JUDY M. MARLOW

WITNESS	ROBERT D. PECK

WITNESS	GEORGE E. WARE

WITNESS	FRANCES A. MATTINGLY

WITNESS	WILLIAM L. KOLANDER

WITNESS	DWAYNE FRIESEN

WITNESS	JAMES L. MATTHEWS

WITNESS	BETTY MATTHEWS

WITNESS	CHRISTIAN H. WITZKE III

WITNESS	JAMES L. BIERSCHENK

Execution Page for Merger Agreement

WITNESS	MICHAEL D. GILLEY

WITNESS	PAMELA J. JENNETT

WITNESS	DWIGHT A. JOHNSON

WITNESS	HYLAN B. LYON, JR.

WITNESS	LEONARD J. RECINE

WITNESS	PETER B. TOWNSEND

WITNESS	BARRY E. NICKERSON

WITNESS	JEFFREY W. SHARP

WITNESS	STANLEY THOMAS

Execution Page for Merger Agreement